U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2007, the Board of Directors of Sterling Mining Company adopted a plan pursuant to which all directors, including employee-directors, are entitled to receive 2,000 restricted shares of Sterling Mining common stock for each meeting of the Board of directors attended during the year. Pursuant to that plan the Compensation Committee approved on April 12, 2007, the issuance of a total of 40,000 shares of common stock to directors of Sterling valued at $176,400 based on a closing bid price on that date of $4.41 per share. The shares were issued in respect of Board meetings in 2006 to the directors attending those meetings as follows:

Raymond DeMotte	8,000 shares	$35,280
Kevin Shiell	8,000 shares	$35,280
Carol Stephan	8,000 shares	$35,280
David Waisman	8,000 shares	$35,280
Roger VanVoorhes	6,000 shares	$26,460
J. Ken Berscht	2,000 shares	$8,820

Raymond DeMotte is the Chief Executive Officer and Kevin Shiell is an Executive Vice President of Sterling Mining.

With respect to Board meetings in 2007 and subsequent periods, shares will be issued under the plan within 10 trading days after the meeting date, and the shares so issued will be valued at the last sale price (if the common stock is listed on an exchange) or closing high bid price (if the common stock is traded over-the-counter) on the first trading day following the meeting date.

Shares are issued under the plan in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: April 19, 2007	By:	/s/ James N. Meek
James N. Meek, Chief Financial Officer